EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, $0.00001 par value per share, of Golden Matrix Group Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Date: June 27, 2018.

DTMFS LP, a Delaware limited partnership		DTMFS MANAGEMENT LLC, a Delaware limited
By: DTMFS Management LLC, a Delaware limited liability company, the General Partner of DTMFS LP, a Delaware limited partnership		liability company

By:	/s/ Brian Herman	By:	/s/ Brian Herman
Name:	Brian Herman	Name:	Brian Herman
Title:	Managing Member	Title:	Managing Member

BRIAN HERMAN

/s/ Brian Herman